Exhibit 99.1

For Immediate Release
For more information, contact:
James J. Burke
Standard Motor Products, Inc.
(718) 392-0200

Standard Motor Products, Inc.
Appoints James Burke as Chief Operating Officer

New York, NY, January 24, 2019 ….… Standard Motor Products, Inc. (NYSE: SMP), an automotive replacement parts manufacturer and distributor, announced today that James J. Burke has been named the Chief Operating Officer of the Company.

Mr. Burke is currently the Company’s Executive Vice President Finance and Chief Financial Officer. He has been with the Company since 1986, when the Company acquired EIS Brake Parts, and has 40 years’ experience in the automotive aftermarket. He will continue to serve as a member of the Office of the Chief Executive together with Eric Sills, Chief Executive Officer and President, and Dale Burks, Executive Vice President and Chief Commercial Officer.

37-18 Northern Blvd., Long Island City, NY 11101 (718) 392-0200 www.smpcorp.com

Mr. Burke will also continue to operate as Chief Financial Officer, while the Company begins a search for a successor.

Mr. Burke holds an MBA from University of New Haven and a BBA from Pace University, and has completed an Executive Education program at Ross School of Business, University of Michigan.

Mr. Eric Sills, Standard Motor Products’ Chief Executive Officer, stated, “We are very pleased to announce Jim’s promotion as Chief Operating Officer. Jim has held numerous high-level management positions with the Company, accumulating a wealth of industry experience and knowledge, which he will be able to leverage in his new position. This appointment will also assure a smooth transition with his successor as Chief Financial Officer. We look forward to many more years of Jim’s contributions in this important new assignment.”

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Standard Motor Products cautions investors that any forward-looking statements made by the company, including those that may be made in this press release, are based on management’s expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results, events or performance to differ materially from those contemplated by such forward-looking statements. Among the factors that could cause actual results, events or performance to differ materially from those risks and uncertainties discussed in this press release are those detailed from time-to-time in prior press releases and in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q.  By making these forward-looking statements, Standard Motor Products undertakes no obligation or intention to update these statements after the date of this release.

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